EXHIBIT INDEX

Exhibit Number	Description	Page Number
99.1	Press Release issued July 31, 2007

4

Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade	Laura S. Choi	Jean Mantuano
	Senior VP and CFO Phone: 609-430-2880	Investor Relations Phone: 609-430-2880, x2216	Corporate Communications (media) Phone: 609-430-2880, x2221

Medarex Announces 2007 Second Quarter Financial Results

Princeton, N.J.; July 31, 2007 — Medarex, Inc. (NASDAQ: MEDX) announced today its financial results for the three-month period ended June 30, 2007.

Medarex’s net loss for the quarter ended June 30, 2007 was $41.0 million, or ($0.32) per share as compared to a net loss of $41.4 million, or ($0.34) per share for the second quarter of 2006. Included in the 2007 results was $1.9 million, or ($0.01) per share of the net loss of Celldex Therapeutics, Inc. (a 60% owned subsidiary of Medarex), a non-cash charge of $4.3 million, or ($0.03) per share for stock based compensation recorded in accordance with FAS 123(R) and a non-cash impairment charge of $2.1 million or ($0.02) per share related to the write-down of Medarex’s equity investments in certain of its corporate partners. Excluding the impact of these items, Medarex’s net loss on a non-GAAP basis for the quarter ended June 30 was $32.6 million, or ($0.26) per share.

Total revenues for the quarter ended June 30, 2007 were $11.8 million as compared to $11.8 million for the second quarter of 2006.  Research and development (R&D) expenses for the quarter ended June 30, 2007 decreased by $2.7 million, from $48.0 million in the second quarter of 2006 to $45.3 million in the second quarter of 2007.  General and administrative expenses increased by $0.4 million for the quarter ended June 30, 2007, from $10.2 million in the second quarter of 2006 to $10.6 million in the second quarter of 2007.

Medarex ended June 30, 2007 with approximately $428.8 million in cash, cash equivalents, marketable securities and segregated cash. Approximately $11.3 million of this balance relates to Celldex. In addition, the fair market value of Medarex’s equity interest in Genmab A/S was approximately $306.9 million.

Non-GAAP Financial Measurements

This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non- GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled “Non-GAAP Financial Measures”.

Medarex’s product development and business accomplishments during the second quarter of 2007 include the following:

•                  Announcing results demonstrating anti-tumor responses in patients from multiple melanoma studies and insight into the activity of ipilimumab as a potential anti-cancer therapy at the 2007 American Society of Clinical Oncology (ASCO) annual meeting;

•                  Announcing encouraging data from ongoing Phase I clinical trials in patients with prostate cancer treated with ipilimumab in combination with different immunotherapies for prostate cancer;

•                  Announcing the receipt of an undisclosed milestone payment from licensing partner, Amgen,  for the advancement of an antibody being developed by Amgen into a Phase II clinical trial;

•                  Entering into separate joint collaborations with Mitsubishi Pharma Corporation and with Organon (the human health care business unit of Akzo Nobel) to develop antibodies for the treatment of autoimmune diseases and cancer.

“Medarex is full of opportunities, and we remain focused on strong execution across the preclinical, clinical and business development areas that will allow us to advance pipeline assets to the market and facilitate long-term sustainable growth,” said Howard H. Pien, President and CEO of Medarex.

About Medarex

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody product candidates for itself and its partners. Over thirty of these therapeutic product candidates derived from Medarex technology are in human clinical testing or have had INDs submitted for such trials, with seven of the most advanced product candidates currently in Phase III clinical trials. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”;

“intend”; “plan”; “expect”; “estimate”; “could”; “may”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties related to product manufacturing, risks associated with the use of hazardous substances as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.  There can be no assurance that such development efforts will succeed or that other developed products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

###

Medarex®, the Medarex logo and UltiMAb® are registered trademarks of Medarex, Inc. All rights are reserved.

MEDAREX, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Contract and license revenues	$6,800	$6,176	$13,798	$14,798
Reimbursement of development costs	4,995	5,631	9,536	10,086
Total revenues	11,795	11,807	23,334	24,884

Costs and expenses:
Research and development	45,273	48,036	92,295	93,974
General and administrative	10,569	10,158	21,871	19,676
Operating loss	(44,047)	(46,387)	(90,832)	(88,766)

Equity in net loss of affiliate	—	—	—	(1,037)
Interest income and realized gains, net	3,945	3,529	159,346	5,725
Impairment loss on investments in partners	(2,141)	—	(2,141)	—
Minority interest — Celldex	1,289	1,499	2,940	3,106
Non-cash gain on loss of significant influence in Genmab	—	—	—	3,202
Income (loss) before provision for income taxes	(40,954)	(41,359)	69,313	(77,770)
Provision for income taxes	—	62	2	284
Net income (loss)	$(40,954)	$(41,421)	$69,311	$(78,054)

Basic net income (loss) per share	$(0.32)	$(0.34)	$0.55	$(0.67)
Diluted net income (loss) per share	$(0.32)	$(0.34)	$0.52	$(0.67)

Weighted average number of common shares outstanding during the year — basic	126,430	122,187	125,730	117,229
— diluted	126,430	122,187	139,683	117,229

Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2007	December 31, 2006
	(unaudited)	(1)

Cash, cash equivalents and marketable securities — Medarex	$416,206	$475,494
Cash and cash equivalents — Celldex	11,143	14,000
Other current assets	19,038	22,271
Property, buildings and equipment, net	79,986	84,341
Marketable securities — Genmab	306,885	344,382
Investments in, and advances to other partners	6,041	8,141
Segregated cash — non current	1,477	1,477
Other assets	3,826	4,587
	$844,602	$954,693

Current liabilities	$60,993	$70,436
Other liabilities	92,772	97,804
Convertible notes	142,543	141,581
Minority interest	1,759	4,699
Shareholders’ equity	546,535	640,173
	$844,602	$954,693

(1)             Derived from the December 31, 2006 audited financial statements.  For further information, refer to the financial statements and footnotes there to included in the Company’s annual report on Form 10-K for the year ended December 31, 2006.

MEDAREX, INC.
Condensed Statements of Operations
(non-GAAP Basis)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Contract and license revenues	$6,191	$5,844	$13,045	$14,338
Reimbursement of development costs	4,995	5,631	9,536	10,086
Total revenues	11,186	11,475	22,581	24,424
Costs and expenses:
Research and development	40,503	43,613	82,443	85,003
General and administrative	7,086	6,342	15,599	12,169
Operating loss	(36,403)	(38,480)	(75,461)	(72,748)

Equity in net loss of affiliate	—	—	—	(1,037)
Interest income (expense) net	3,844	3,292	7,002	5,243
Loss before provision for income taxes	(32,559)	(35,188)	(68,459)	(68,542)
Provision for income taxes	—	62	2	284
Net loss	$(32,559)	$(35,250)	$(68,461)	$(68,826)

Basic and diluted net loss per share	$(0.26)	$(0.29)	$(0.54)	$(0.59)

Weighted average number of common shares outstanding during the year — basic and diluted	126,430	122,187	125,730	117,229

MEDAREX, INC.
Reconciliation of GAAP Net Loss to Non-GAAP Net Loss (1)
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
GAAP Net income (loss)	$(40,954)	(41,421)	$69,311	$(78,054)
Celldex Net loss (2)	3,221	3,747	7,349	7,765
Minority interest — Celldex (2)	(1,289)	(1,499)	(2,940)	(3,106)
Stock-Based compensation expense (3)	4,322	3,923	7,821	7,771
Impairment loss on investments	2,141		2,141
Non-cash gain on loss of significant influence in Genmab (4)	—	—	—	(3,202)
Gain on sale of Genmab stock (5)	—	—	(152,143)	—
Non-GAAP Net loss	$(32,559)	$(35,250)	$(68,461)	$(68,826)

GAAP Net loss per share, basic and diluted	$(0.32)	$(0.34)	$0.55	$(0.67)

Non-GAAP Net loss per share, basic and diluted	$(0.26)	$(0.29)	$(0.54)	$(0.59)

Shares used in computing basic and diluted
Non-GAAP net loss per share	126,430	122,187	125,730	117,229

(1)             Non-GAAP amounts are intended to illustrate Medarex’s results of operations for the three and six months ended June 30, 2007 and 2006, excluding the items discussed below. Management of Medarex believes that the non-GAAP results provide insight into Medarex’s performance by focusing on results generated by its ongoing operations.

(2)             In management’s view, the operations of Celldex are not necessarily indicative of, or directly attributable to, Medarex’s continuing operations.

(3)             For the three and six months ended June 30, 2007, Medarex incurred $4.3 million and $7.8 million in stock compensation expense, of which $2.2 million and $3.4 million is included in general and administrative expenses. Stock compensation expense includes costs associated with stock awards, including stock options which were recorded in accordance with the provisions of FAS 123(R). FAS 123(R) requires companies to record stock-based payments in the financial statements using a fair value method. Medarex adopted FAS 123(R) on a modified prospective basis beginning on January 1, 2006.

(4)             In connection with a reduction in Medarex’s ownership percentage in Genmab below 20%, accumulated other comprehensive income associated with the investment was first offset against the remaining carrying value of the investment ($2.2 million), reducing the balance to zero, with the remaining balance ($3.2 million) recorded as a non-cash gain in accordance with FASB Staff Position APB 18-1, Accounting by an Investor for Its Proportionate Share of Accumulated Other Comprehensive Income of an Investee Accounted for in Accordance with ABP Opinion No. 18 upon a Loss of Significant Influence.

(5)             On February 17, 2007, Medarex completed the sale of 2,578,500 shares of Genmab through a block trade. Medarex received net proceeds of approximately $152.1 million from this sale.